FIFTH AMENDMENT TO LOAN AND SECURITY AGREEMENT

This FIFTH AMENDMENT TO LOAN AND SECURITY AGREEMENT (this “Amendment”) is entered into as of June 30, 2008, among DIAMOND JO, LLC (formerly known as Peninsula Gaming Company, LLC), a Delaware limited liability company (“DJL”), THE OLD EVANGELINE DOWNS, L.L.C., a Louisiana limited liability company (“OED”, and together with DJL, referred to hereinafter each individually as a “Borrower”, and individually and collectively, as “Borrowers”), PENINSULA GAMING, LLC, a Delaware limited liability company (“PGL”), PENINSULA GAMING CORP., a Delaware corporation (“PGC”, and together with PGL, referred to hereinafter each individually as a “Guarantor”, and individually and collectively, as “Guarantors”), the Lenders (as defined in the hereinafter defined Loan Agreement) signatories hereto, and WELLS FARGO FOOTHILL, INC., a California corporation, as the arranger and agent for the Lenders (“Agent”).

W I T N E S S E T H:

WHEREAS, Borrowers, Agent, and the Lenders are parties to that certain Loan and Security Agreement dated as of June 16, 2004, as amended by that certain First Amendment to Loan and Security Agreement dated as of November 10, 2004, that certain Second Amendment to Loan and Security Agreement dated as of July 12, 2005, that certain Third Amendment to Loan and Security Agreement and Consent dated as of December 6, 2006, and that certain Fourth Amendment to Loan and Security Agreement and Consent, dated as of December 22, 2006 and as supplemented by that certain Borrower Supplement No. 1 dated as of May 13, 2005 (as amended and supplemented and as otherwise amended, restated, supplemented or otherwise modified from time to time, the “Loan Agreement”; capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to such terms in the Loan Agreement), pursuant to which the Lender Group has agreed to make the Advances and other extensions of credit to Borrowers from time to time pursuant to the terms and conditions thereof and the other Loan Documents;

WHEREAS, Borrowers requested that certain terms and conditions of the Loan Agreement be amended, and the Lender Group and, by their respective acknowledgment hereof, Guarantors have agreed to the requested amendments on the terms and conditions provided herein;

NOW THEREFORE, in consideration of the foregoing premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1. Amendments to the Loan Agreement.

(a) Section 1.1 of the Loan Agreement, Definitions, is hereby modified and amended by amending and restating the definitions of “Applicable Margin”, “Capital Expenditure Carry Forward Amount”, “Fee Letter” and “OED Hotel Project” in their respective entirety as follows:

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(b) ““Applicable Margin” means, as of any date of determination, effective as of the Fifth Amendment Effective Date, the applicable percentage indicated below that corresponds to Combined EBITDA for the 12-month period ended immediately prior to the date of determination:

Pricing Level	Combined EBITDA as of the end of each fiscal quarter	Applicable Margin for Revolving Advances that are Base Rate Loans	Applicable Margin for Revolving Advances that are LIBOR Rate Loans	Applicable Margin for Letter of Credit Fee
Level I	Less than $40,000,000	0.50%	3.00%	2.50%
Level II	Greater than or equal to $40,000,000, but less than $52,000,000	0.25%	2.50%	2.50%
Level III	Greater than or equal to $52,000,000, but less than $62,000,000	0.00%	2.25%	2.25%
Level IV	Greater than or equal to $62,000,000	0.00%	2.00%	2.00%

The Applicable Margin for each Advance and the Letter of Credit fee shall be determined as of the end of each fiscal quarter by reference to Combined EBITDA for the 12-month period then ending; provided, however, that (a) no change in the Applicable Margin shall be effective until 3 Business Days after the date on which Agent receives financial statements pursuant to Section 6.3(a), and a certificate of the chief financial officer of Parent demonstrating such amount, attaching thereto a schedule in form reasonably satisfactory to Agent of the computations used by Parent in determining such Combined EBITDA for such preceding 12 month period ending as of the end of the most recently ended fiscal quarter, (b) the Applicable Margin shall be the interest rate margin set forth for Level I above with respect to the applicable Revolving Advances and the Letter of Credit fee, respectively, (i) if Parent has not submitted to Agent the information described in clause (a) of this proviso as and when required under Section 6.3(a), for so long as such information has not been received by Agent, and (ii) at the election of Agent or the Required Lenders, upon the occurrence and during the

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continuation of any Event of Default (whether or not the Default Rate of interest shall then be in effect) and (c) in the event that the information contained in any financial statement or any certificate delivered pursuant to clause (a) above is shown to be inaccurate, and such inaccuracy, if corrected, would have led to the application of a higher Applicable Margin for any period (each, an “Applicable Period”) than the Applicable Margin actually applied for such Applicable Period, then (i) Borrowers shall immediately deliver to Agent a correct certificate for such Applicable Period, (ii) the Applicable Margin shall be the Applicable Margin set forth in the table above determined by Agent to be applicable for such Applicable Period based on such corrected certificate, and (iii) Borrowers shall immediately deliver to Agent full payment in respect of the accrued additional interest on the Obligations and additional Letter of Credit fees as a result of such increased Applicable Margin for such Applicable Period, which payment shall be promptly applied by Agent to the affected Obligations.

“Capital Expenditure Carry Forward Amount” means, to the extent positive, for any fiscal year, a carry forward amount equal $6,000,000 less the aggregate amount of capital expenditures made pursuant to Section 7.20(b)(i) in the immediately preceding fiscal year (if fiscal year 2007 is the relevant immediately preceding fiscal year, as such Section was in effect immediately prior to the Fifth Amendment Effective Date).

“Fee Letter” means that certain Third Amended and Restated Fee Letter, dated as of the Fifth Amendment Effective Date, between Borrowers and Agent.

“OED Hotel Project” means the project to design, develop, construct, equip and operate the OED Hotel including remodel of existing casino exterior, casino floor and restaurants.”

(c) Section 1.1 of the Loan Agreement, Definitions, is hereby further modified and amended by deleting the definition of “Applicable Prepayment Premium” in its entirety.

(d) Section 1.1 of the Loan Agreement, Definitions, is hereby further modified and amended by (i) deleting the “and” from the end of clause (l) of the definition of “Permitted Investments” and (ii) deleting clause (m) from such definition and inserting the following in lieu thereof:

“(m)                      Investments made after the Closing Date but prior to the Fifth Amendment Effective Date as more fully disclosed to Agent, in form and substance reasonably satisfactory to the Agent, on or prior to the Fifth Amendment Effective Date; and

 (n)           Investments not otherwise permitted by clauses (a) through (m) above, not to exceed $10,000,000.”

(e) Section 1.1 of the Loan Agreement, Definitions, is hereby further modified and amended by adding the following definitions thereto in the appropriate alphabetical order:

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(f) ““Fifth Amendment” means that certain Fifth Amendment to Loan and Security Agreement, dated as of the Fifth Amendment Effective Date, among Borrowers, Guarantors, Lenders party thereto and Agent.

“Fifth Amendment Effective Date” means June 30, 2008.

 “OED Note Reserve” means, commencing March 1, 2009, $575,833.33 times the number of months that have elapsed during the period commencing on February 1, 2009, and ending on February 28, 2010.”

(g) Section 2.1 of the Loan Agreement, Advances, is hereby modified and amended by amending and restating subclause (z) of clause (a) of such Section in its entirety as follows:

“(z)   the sum of (A) commencing on March 1, 2009, until Agent has received evidence that all of the obligations of Borrowers, Guarantors and their Affiliates under the OED Note Documents have been paid in full, the OED Note Reserve, and (B) the aggregate amount of any other reserves, if any, established by Agent under Section 2.1(b).”

(h) Section 2.6(a) of the Loan Agreement, Interest Rates, is hereby modified and amended by amending and restating such Section in its entirety as follows:

“(a)           Interest Rates.  Except as provided in clause (c) below, all Obligations (except for undrawn Letters of Credit) that have been charged to the Loan Account pursuant to the terms hereof shall bear interest on the Daily Balance thereof, at Borrower’s option in accordance with Section 2.16, as follows:  (i) if the relevant Obligation is an Advance that is a LIBOR Rate Loan, at a per annum rate equal to the LIBOR Rate plus the Applicable Margin, (ii) if the relevant Obligation is the Term Loan, at a per annum rate equal to the Base Rate plus the Base Rate Term Loan Margin and (iii) otherwise, at a per annum rate equal to the Base Rate plus the Applicable Margin. The foregoing notwithstanding, at no time shall any portion of the Obligations bear interest on the Daily Balance thereof at a per annum rate less than 6.00%. To the extent that interest accrued hereunder at the rate set forth herein would be less than the foregoing minimum applicable daily rate, the interest rate chargeable hereunder for any such day automatically shall be deemed increased to the minimum rate.”

(i) Section 3.4 of the Loan Agreement, Term, is hereby modified and amended by amending and restating such Section in its entirety as follows:

“3.4                      Term.  This Agreement shall become effective upon the execution and delivery hereof by Borrowers, Agent and the Lenders and shall continue in full force and effect for a term ending on January 15, 2012 (the “Maturity Date”).  The foregoing notwithstanding, the Lender Group, upon the election of the Required Lenders, shall have the right to terminate its obligations under this Agreement immediately and without notice upon the occurrence and during the continuation of an Event of Default.”

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Section 3.6 of the Loan Agreement, Early Termination by  Borrowers, is hereby modified and amended by amending and restating such Section in its entirety as follows:

“3.6                      Early Termination by Borrowers.  Borrowers have the option, at any time upon 60 days’ prior written notice by Borrowers to Agent, to terminate this Agreement by paying to Agent, for the benefit of the Lender Group, in cash, the Obligations (including either (a) providing cash collateral to be held by Agent for the benefit of the Lenders with a Revolver Commitment in an amount equal to 105% of the then extant Letter of Credit Usage, or (b) causing the original Letters of Credit to be returned to Agent), in full. If Borrowers have sent a notice of termination pursuant to the provisions of this Section, then the Lenders’ obligations to extend credit hereunder shall terminate and Borrowers shall be obligated to repay the Obligations (including either (a) providing cash collateral to be held by Agent for the benefit of the Lenders with a Revolver Commitment in an amount equal to 105% of the then extant Letter of Credit Usage, or (b) causing the original Letters of Credit to be returned to Agent), in full on the date of termination of this Agreement in such notice.”

(j) Section 7.1 of the Loan Agreement, Indebtedness, is hereby modified and amended by amending and restating clause (m) of such Section in its entirety as follows:

“(m)                      (i) unsecured Indebtedness incurred after the Closing Date but before the Fifth Amendment Effective Date as more fully disclosed to Agent, in form and substance reasonably satisfactory to the Agent, on or prior to the Fifth Amendment Effective Date and (ii) unsecured Indebtedness not otherwise permitted by clauses (a) through (l) above and clause (m)(i) in an aggregate principal amount (or accreted value, as applicable) at any time outstanding pursuant to this clause (m)(ii), including all Refinancing Indebtedness incurred to repay, redeem, discharge, retire, defease, refund, refinance or replace any Indebtedness incurred pursuant to this clause (m)(ii), not to exceed $10,000,000;”

(k) Section 7.11 of the Loan Agreement, Restricted Payments, is hereby modified and amended by amending and restating subclause (ii) of clause (4) of the second paragraph of such Section in its entirety as follows:

“(ii) so long as clause (a) above is satisfied, distributions pursuant to, and in accordance with, Management Agreements in effect from time to time, provided that (A) to the extent a subordination agreement with respect to such Management Agreement is required to be entered into pursuant to Section 7.21, such distributions are permitted by such subordination agreement and (B) the aggregate amount payable to PGP or any other Excluded Person or Affiliate (excluding any payments (x) permitted by Section 7.16 and (y) payable under employment agreements entered into in the ordinary course of business for which an executed subordination agreement is not required to be delivered pursuant to Section 7.21), pursuant to the Management Agreements or any employment, consulting or similar agreements or arrangements for any fiscal year shall not

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exceed the lesser of (A) 5.00% of Combined EBITDA for the immediately preceding fiscal year, and (B) $4,000,000,”

(l) Section 7.11 of the Loan Agreement, Restricted Payments, is hereby further modified and amended by amending and restating clause (9) of the second paragraph of such Section in its entirety as follows:

“(9)           (i) Restricted Payments made after the Closing Date but before the Fifth Amendment Effective Date as more fully disclosed to Agent, in form and substance reasonably satisfactory to the Agent, on or prior to the Fifth Amendment Effective Date and (ii) so long as (A) the Restricted Payment is otherwise not prohibited by the Indenture (after giving effect to any amendment or waiver thereof), (B) clause (a) above is satisfied and (C) the aggregate amount of Excess Availability plus cash and Cash Equivalents subject to satisfactory Control Agreements, after giving effect to each such Restricted Payment, is at least $10,000,000, Restricted Payments not otherwise permitted by this Section 7.11 in an aggregate amount during the term of this Agreement pursuant to this clause (9)(ii) not to exceed $15,000,000.”

(m) Section 7.20(a) of the Loan Agreement, Minimum Combined EBITDA, is hereby modified and amended by amending and restating such Section in its entirety as follows:

“(a)           Minimum Combined EBITDA.  For the 12 fiscal month period ended on June 30, 2008, and on the last day of each fiscal quarter ended thereafter, fail to maintain an aggregate amount of Combined EBITDA, measured on a fiscal quarter-end basis, of at least $40,000,000.

(n) Section 7.20(b) of the Loan Agreement, Capital Expenditures, is hereby modified and amended by amending and restating such Section in its entirety as follows:

“(b)           Capital Expenditures.  Notwithstanding anything contained in any amendment, waiver or consent executed prior to the Fifth Amendment Effective Date, (i) except as provided in Sections 7.20(b)(ii) and 7.20(b)(iii), make capital expenditures in any fiscal year ended on or after December 31, 2008 in excess of the sum of $6,000,000 plus the Capital Expenditure Carry Forward Amount.

(ii)           However, in addition to the capital expenditures permitted by Section 7.20(b)(i), so long as the aggregate amount of Excess Availability plus cash and Cash Equivalents subject to satisfactory Control Agreements, after giving effect to each such capital expenditure, is at least $10,000,000, Borrowers may make capital expenditures in the amount set forth below for the projects described with respect thereto:

(A)           $8,000,000 to develop an off-track betting parlor located in St. Martin Parish, Louisiana; and

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(B)           $3,000,000 to develop a recreational vehicle park at the Racino Project racetrack.

(iii)           Further, in addition to the capital expenditures permitted by Sections 7.20(b)(i) and 7.20(b)(ii), so long as no Default or Event of Default has occurred and is continuing or would result as a consequence thereof, Borrowers may make capital expenditures in the amount set forth below for the projects described with respect thereto:

(A)           $25,000,000 for the OED Hotel Project; and

(B)           $85,000,000 for the Dubuque Casino Project (excluding the payments and obligations associated with (1) the Amended and Restated Port of Dubuque Public Parking Facility Development Agreement, dated October 1, 2007 (the “Development Agreement”), between the City of Dubuque, Iowa and DJL, (2) the Minimum Assessment Agreement, dated as of October 1, 2007, by and among the City of Dubuque, Iowa, DJL and the City Assessor of the City of Dubuque, Iowa and (3) any other agreement entered into by DJL in connection with the development of the parking facility for the Dubuque Casino, so long as such agreement is in form and substance reasonably satisfactory to the Agent).

(iv)           Further, any and all payments and obligations under the agreements described in Section 7.20(b)(iii)(B) shall not be considered capital expenditures under this Section 7.20 or any other Section of this Agreement other than Section 7.17.”

2. No Other Amendments or Waivers.  Except in connection with the amendments set forth above, the execution, delivery and effectiveness of this Amendment shall not operate as an amendment of any right, power or remedy of Agent or the Lenders under the Loan Agreement or any of the other Loan Documents, nor constitute a waiver of any provision of the Loan Agreement or any of the other Loan Documents.  Except for the amendments set forth above, the text of the Loan Agreement (including, without limitation, the schedules thereto) and all other Loan Documents shall remain unchanged and in full force and effect and Borrowers and Guarantors hereby ratify and confirm their respective obligations thereunder.  This Amendment shall not constitute a modification of the Loan Agreement or any of the other Loan Documents or a course of dealing with Agent or the Lenders at variance with the Loan Agreement or the other Loan Documents such as to require further notice by Agent or the Lenders to require strict compliance with the terms of the Loan Agreement and the other Loan Documents in the future, except as expressly set forth herein.  Borrowers and Guarantors acknowledge and expressly agree that Agent and the Lenders reserve the right to, and do in fact, require strict compliance with all terms and provisions of the Loan Agreement and the other Loan Documents, as amended herein.  Neither Borrowers nor Guarantors have any knowledge of any challenge to Agent’s or any Lender’s claims arising under the Loan Documents, or to the effectiveness of the Loan Documents.

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3. Conditions Precedent to Effectiveness.  This Amendment shall become effective as of the date hereof when, and only when, Agent shall have received, in form and substance satisfactory to Agent:

(a) counterparts of this Amendment duly executed and delivered by Borrowers, Agent and the Lenders;

(b) the Fee Letter among Borrowers and Agent, duly executed and delivered by Borrowers and Agent;

(c) if requested by Agent, amendments modifying and amending the Diamond Jo Ship Mortgage and the Mortgages;

(d) if requested by Agent, a Subordination of Mortgage and a Subordination of Preferred Fleet Mortgage duly executed by the Indenture Trustee for each Mortgage (as defined in the Indenture) in place on the date of the Loan Agreement;

(e) opinion of Borrowers’ and Guarantors’ counsel (including, without limitation, admiralty counsel (if requested by Agent), real estate counsel (if requested by Agent) and regulatory counsel), such opinions to include regulatory opinions as to the date issuance and valid existence of Borrowers’ Gaming Licenses;

(f) evidence in form and substance satisfactory to Agent that Borrowers shall have received all licenses (including the Gaming Licenses), approvals or evidence of other actions required by any Governmental Authority, including the Louisiana Regulatory Authorities and the Iowa Gaming Authorities, in connection with the execution and delivery by Borrowers of this Amendment;

(g) if requested by Agent, updated Mortgage Policies for the Real Property Collateral the reflect that the Mortgages on such Real Property Collateral are valid and enforceable first priority Liens on such Real Property Collateral free and clear of all defects and encumbrances except Permitted Liens;

(h) a certificate from the Secretary of each Borrower and Guarantor attesting to the resolutions of such Person’s board of directors (or comparable manager) authorizing its execution, delivery and performance of this Amendment and the other documents executed in connection herewith to which such Person is a party and authorizing specific officers of such Person to execute the same;

(i) copies of each Borrower’s and Guarantor’s Governing Documents, as amended, modified or supplemented as of the Fifth Amendment Effective Date, certified by the Secretary of such Borrower or Guarantor, as applicable;

(j) a certificate of status with respect to each Borrower and Guarantor, dated within 10 days of the Fifth Amendment Effective Date, such certificate to be issued by the appropriate officer of the jurisdiction of organization of such Borrower or Guarantor, as applicable, which certificate shall indicate that such Borrower or Guarantor, as applicable, is in good standing in such jurisdictions;

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(k) certificates of status with respect to each Borrower and Guarantor, as applicable, each dated within 30 days of the Fifth Amendment Effective Date, such certificates to be issued by the appropriate officer of the jurisdiction (other than the jurisdiction of organization of such Borrower or Guarantor, as applicable) in which its failure to be duly qualified or licensed would constitute a Material Adverse Change, which certificates shall indicate that such Borrower or Guarantor, as applicable, is in good standing in such jurisdictions; and

(l) such other information, documents, instruments or approvals as Agent or Agent’s counsel may reasonably require.

4. Representations and Warranties of Borrowers.  In consideration of the execution and delivery of this Amendment by Agent and the Lenders, each Borrower and each Guarantor (Borrowers and Guarantors are referred to hereinafter collectively as the “Loan Parties” and each as a “Loan Party”) hereby represents and warrants in favor of Agent and the Lenders as follows:

(a) as to each Loan Party, the execution, delivery, and performance by such Loan Party of this Amendment have been duly authorized by all necessary action on the part of such Loan Party;

(b) as to each Loan Party, the execution, delivery, and performance by such Loan Party of this Amendment do not and will not (i) violate any provision of federal, state, or local law or regulation applicable to such Loan Party, the Governing Documents of any Loan Party, or any order, judgment, or decree of any court or other Governmental Authority binding on such Loan Party, (ii) conflict with, result in a breach of, or constitute (with due notice or lapse of time or both) a default under any material contractual obligation of such Loan Party (including any of the Senior Note Documents), (iii) result in or require the creation or imposition of any Lien of any nature whatsoever upon any properties or assets of such Loan Party, other than Permitted Liens, or (iv) require any approval of such Loan Party’s members or shareholders or any approval or consent of any Person under any material contractual obligation of such Loan Party;

(c) the execution, delivery, and performance by such Loan Party of this Amendment do not and will not require any registration with, consent or approval of, notice to, or other action with or by, any Governmental Authority or other Person, other than any consent or approval that has been obtained and remains in full force and effect;

(d) as to each Loan Party, the Loan Documents to which such Loan Party is a party (including, without limitation, the Loan Agreement, this Amendment and all other documents contemplated hereby), when executed and delivered by such Loan Party, will be the legally valid and binding obligations of such Loan Party, enforceable against such Loan Party in accordance with their respective terms, except as enforcement may be limited by equitable principles or by bankruptcy, insolvency, reorganization, moratorium, or similar laws relating to or limiting creditors’ rights generally;

(e) no Default or Event of Default exists under the Loan Agreement or the other Loan Documents; and

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(f) as of the date hereof, all representations and warranties of each Loan Party set forth in the Loan Agreement and the other Loan Documents are true, correct and complete in all material respects, except to the extent such representation or warranty expressly relates to an earlier date (in which case such statement was true and correct on and as of such earlier date).

5. Counterparts.  This Amendment may be executed in multiple counterparts, each of which shall be deemed to be an original and all of which, taken together, shall constitute one and the same agreement.  In proving this Amendment in any judicial proceedings, it shall not be necessary to produce or account for more than one such counterpart signed by the party against whom such enforcement is sought.  Any signatures delivered by a party by facsimile transmission or by other electronic transmission shall be deemed an original signature hereto.

6. Reference to and Effect on the Loan Documents.  Upon the effectiveness of this Amendment, on and after the date hereof, each reference in the Loan Agreement to “this Agreement,” “hereunder,” “hereof” or words of like import referring to the Loan Agreement, and each reference in the other Loan Documents to “the Loan Agreement” “thereunder,” “thereof” or words of like import referring to the Loan Agreement, shall mean and be a reference to the Loan Agreement as amended hereby.

7. Affirmation of Guaranty.  By executing this Amendment, each Guarantor hereby acknowledges, consents and agrees that all of its obligations and liability under the Guaranty to which it is a party and the other Loan Documents to which it is a party remain in full force and effect, and that the execution and delivery of this Amendment and any and all documents executed in connection herewith shall not alter, amend, reduce or modify its obligations and liability under such Guaranty or any of the other Loan Documents to which it is a party.

8. Costs, Expenses and Taxes.  Borrowers agree, jointly and severally, to pay on demand all costs and expenses in connection with the preparation, execution, and delivery of this Amendment and the other instruments and documents to be delivered hereunder, including, without limitation, the reasonable fees and out-of-pocket expenses of counsel for Agent with respect thereto and with respect to advising Agent as to its rights and responsibilities hereunder and thereunder.  In addition, Borrowers agree, jointly and severally, to pay any and all stamp and other taxes payable or determined to be payable in connection with the execution and delivery of this Amendment and the other instruments and documents to be delivered hereunder, and agree to save Agent and the Lenders harmless from and against any and all liabilities with respect to or resulting from any delay in paying or omission to pay such taxes.  Borrowers hereby acknowledge and agree that Agent may, without prior notice to Borrowers, charge such costs and fees to Borrowers’ Loan Account pursuant to Section 2.6(d) of the Loan Agreement.

9. Section Titles.  The section titles contained in this Amendment are included for the sake of convenience only, shall be without substantive meaning or content of any kind whatsoever, and are not a part of the agreement between the parties.

10. Entire Agreement.  This Amendment and the other Loan Documents constitute the entire agreement and understanding between the parties hereto with respect to the transactions contemplated hereby and thereby and supersede all prior negotiations, understandings and agreements between such parties with respect to such transactions.

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11. GOVERNING LAW.  THE VALIDITY, INTERPRETATION AND ENFORCEMENT OF THIS AMENDMENT SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

12. Loan Document.  This Amendment shall be deemed to be a Loan Document for all purposes.

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IN WITNESS WHEREOF, the parties hereto have executed and delivered this Amendment as of the day and year first written above.

BORROWERS:	DIAMOND JO, LLC, a Delaware limited liability company

By: s/Natalie Schramm
      Name:  Natalie Schramm
      Title:    CFO

THE OLD EVANGELINE DOWNS, L.L.C.,
a Louisiana limited liability company

By: s/Natalie Schramm
      Name: Natalie Schramm
      Title:   CFO

Fifth Amendment to Loan and Security Agreement

AGENT AND LENDERS:                                                                WELLS FARGO FOOTHILL, INC.,
a California corporation, as Agent and as a Lender

By: s/Patrick McCormack
      Name:   Patrick McCormack
      Title:     Vice President

Fifth Amendment to Loan and Security Agreement

ACKNOWLEDGED AND AGREED:

GUARANTORS:                                                                PENINSULA GAMING, LLC, a Delaware limited liability company

By: s/Natalie Schramm
      Name:  Natalie Schramm
      Title:    CFO

PENINSULA GAMING CORP. (formerly knownas The Old Evangeline Downs Capital Corp.), a Delaware corporation

By: s/Natalie Schramm
      Name: Natalie Schramm
      Title:   CFO

Fifth Amendment to Loan and Security Agreement